Ciber, Inc.
6363 S. Fiddler's Green Circle, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

CIBER REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

GREENWOOD VILLAGE, Colo., February 11, 2014– Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the fourth quarter and full year 2013.

Highlights From Continuing Operations for the Fourth Quarter 2013 Include:

•	Revenue of $222.3 million, a 1% increase, flat in constant currency

•	Operating income of $6.1 million, before $2.0 million charge associated with previously announced restructuring program, representing an operating income margin of 2.8%

•	Net income from continuing operations of $1.5 million, or net income from continuing operations of $3.0 million before restructuring charges, or $0.04 per share

•	Operating cash flow from continuing operations of $29.6 million

Highlights From Continuing Operations for the Full Year 2013 Include:

•	Revenue of $877.3 million, a 1% increase, flat in constant currency

•	Operating income of $17.4 million, before $16.9 million in restructuring charges, representing an operating income margin of 2.0%

•	Net loss from continuing operations of $7.6 million, or net income from continuing operations of $6.9 million before restructuring charges, or $0.09 per share

•	Operating cash flow from continuing operations of $25.2 million

President and Chief Executive Officer Dave Peterschmidt said, "We are mindfully investing to offer clients capabilities and services that will help them get the most out of their technology investment. The fourth quarter of 2013 demonstrated that our business is getting stronger on all financial measures. Our initiatives are having a positive impact on both revenues and costs, and we ended the year with good momentum."

Christian Mezger, recently named Chief Financial Officer (see separate release, dated today), commented, "As I look at our fourth quarter, there are a couple of items that strike me about our results that I think are worth highlighting. Our financial strength and profitability have both improved. Our balance sheet strength is continuing to improve as evidenced by our cash position and zero debt. Our restructuring initiatives are beginning to deliver the benefits we set out to achieve, and as a result our gross and operating margins improved sequentially."

Mike Lehman, who will continue with the Company in an advisory role, commented, "Turning to 2014, we have a plan in place and are well underway towards meeting our first-quarter’s goals and objectives. I have observed a vastly improved sense of urgency on the part of the broader leadership team as well as shared commitment to the steps necessary to achieve the plan."

Market Highlights in the Fourth Quarter Include:

•
Printus, a German mail order company for office supplies, selected Ciber to replace its legacy ERP system with an SAP solution for retailers, as well as human capital management and customer relationship management applications.

•
A global engineering company with some 48,000 employees designing and manufacturing technology for aerospace, automotive, mining and other industries selected Ciber for an SAP ERP implementation at one of its UK plants.

•
One of the largest nonprofit, nonpartisan associations in the United States selected Ciber to support and deliver their online web presence and implement best practices that can benefit association members. This is a continuation of and expansion to an existing relationship that includes distributed delivery from Ciber North America and Ciber India.

•
Essent, the largest energy company in the Netherlands and a member of the RWE Group, one of Europe’s five largest gas and electric companies, extended its managed services contract for Ciber to oversee applications infrastructure through 2015.

•	Tally Weijl, a leading international fashion label and retailer with more than 790 stores in 37 countries, chose Ciber Managed Services to oversee its SAP landscape and applications.

Fourth-Quarter Financial Results from Continuing Operations

Revenue of $222.3 million increased 1%, or flat in constant currency, compared with last year’s fourth quarter. Sequentially from the third quarter of 2013, revenue was up 3% in U.S. dollars, or up nearly 2% in constant currency.

Gross margin for the fourth quarter was 26.0%, compared with 26.1% in last year’s fourth quarter and 25.1% in the third quarter of 2013.

Selling, general and administrative expenses (SG&A) in the fourth quarter were $51.6 million, a decrease of 2% from the fourth quarter of last year, and a 4% decrease sequentially.

Fourth quarter 2013 operating income from continuing operations of $6.1 million, before restructuring charges of $2.0 million, yielded an operating margin of 2.8%, compared to 2.2% in the prior-year fourth quarter, and 0.2% compared to the third quarter of 2013.

Net income from continuing operations, before restructuring charges, for the fourth quarter of 2013 was $3.0 million, or $0.04 per share. Including restructuring costs, net income from continuing operations was $1.5 million in the quarter. Last year’s fourth quarter net income from continuing operations, before restructuring charges, was $0.7 million, or $0.01 on a per share basis. For the third quarter of 2013, net loss from continuing operations, before restructuring charges, was $1.2 million, or $(0.02) per share.

Revenue in the International division was $118.9 million for the fourth quarter of 2013, which was up 6% compared to the year-ago fourth quarter, and up 3% in constant currency. Compared to the third quarter of 2013, International revenue was up 7% in USD and up 4% in constant currency. Operating margin of 6.6% was up 90 basis points compared to the fourth quarter of 2012 and up 250 basis points from the third quarter of 2013.

The North American division posted revenue of $104.5 million, down almost 3% from the year-ago fourth quarter and flat compared to the third quarter of 2013. Operating margin of 8.0% improved 80 basis points from the year-ago fourth quarter and was down 10 basis points from the third quarter of 2013.

Full Year Financial Results from Continuing Operations

Revenue of $877.3 million increased 1%, or flat in constant currency, compared to 2012.

Gross margin for the full year decreased to 25.4%, compared with 25.8% in 2012.

Selling, general and administrative expenses (SG&A) for the full year increased $3.4 million to $205.6 million, a 2% increase from 2012. Excluding CFO transition costs, SG&A for the full year was $203.1 million, a $0.9 million increase or nearly flat from 2012.

2013 operating income from continuing operations of $17.4 million, before restructuring charges of $16.9 million, yielded an operating margin of 2.0%, down 50 bps from 2012.

Net income from continuing operations in 2013, before restructuring charges, was $6.9 million, or $0.09 per share. Including restructuring, net loss from continuing operations was $7.6 million for the year. 2012 net loss from continuing operations was $4.1 million, or $(0.06) on a per diluted share basis.

Revenue in the International division was $456.4 million in 2013, which was up 5% compared to 2012, and up 3% in constant currency. Operating margin in 2013 was 5.1%, down 30 basis points from 2012.

The North American division posted revenue of $423.3 million 2013, down 2% from 2012. 2013 operating margin of 7.9% improved 90 basis points from 2012.

Capital Deployment and Liquidity

Ciber’s cash balance, as well as net cash position, at the end of the fourth quarter of 2013 was $44.5 million.

Cash flow used in operating activities (continuing operations) year-to-date through December 31 was $25.2 million, an improvement of $24 million versus the prior year. Days Sales Outstanding (DSO) were 59 days, a decrease of two days versus the prior year. Capital expenditures totaled $5.2 million for the full year 2013.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's most recent SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call
Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.

The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 877-703-6104 (U.S.) or +1-857-244-7303 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 59429581.

A replay of the call and webcast will be available one hour after the call ends through March 11, 2014. To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 34338097. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information
Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: fourth quarter 2013 revenue change year-over-year adjusted for currency; fourth quarter 2013 year-to-date revenue change year-over-year adjusted for currency; fourth quarter 2013 sequential revenue change adjusted for currency; international fourth quarter 2013 revenue change year-over-year adjusted for currency; International fourth quarter 2013 year-to-date revenue change year-over-year adjusted for currency; International fourth quarter 2013 sequential revenue change adjusted for currency; fourth quarter 2013 operating income and operating margin adjusted for restructuring charges; fourth quarter 2013 year-to-date operating income and operating margin adjusted for restructuring charges; third quarter 2013 operating margin adjusted for restructuring charges; fourth quarter 2012 operating margin adjusted for restructuring charges; fourth quarter 2012 year-to-date operating margin adjusted for restructuring charges; fourth quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; fourth quarter 2013 year-to-date net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; third quarter 2013 net loss from continuing operations and net loss per share from continuing operations adjusted for restructuring charges; fourth quarter 2012 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; fourth quarter 2012 year-to-date net income per share from continuing operations adjusted for restructuring charges; and fourth quarter 2013 year-to-date SG&A expenses adjusted for CFO transition costs. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our business may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might loose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our Credit Agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.
Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:
Christian Mezger
Investor Relations
303-267-3857
cmezger@ciber.com

Betsy Loeff
Media Relations
303-967-1304
bloeff@ciber.com

Ciber, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUES
Consulting services	$209,899	$206,790	$830,505	$819,848
Other revenue	12,401	12,747	46,788	45,749
Total revenues	222,300	219,537	877,293	865,597

OPERATING EXPENSES
Cost of consulting services	157,160	155,511	626,771	615,494
Cost of other revenue	7,409	6,808	27,465	26,625
Selling, general and administrative	51,594	52,448	205,615	202,185
Amortization of intangible assets	—	162	—	644
Restructuring charges	1,970	7,981	16,923	7,981
Total operating expenses	218,133	222,910	876,774	852,929

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	4,167	(3,373)	519	12,668

Interest income	157	123	857	618
Interest expense	(569)	(813)	(2,539)	(5,976)
Other income (expense), net	73	190	(16)	(359)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,828	(3,873)	(1,179)	6,951
Income tax expense	2,306	2,103	6,428	11,024

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	1,522	(5,976)	(7,607)	(4,073)
Loss from discontinued operations, net of income tax	(1,435)	(119)	(6,924)	(10,009)

CONSOLIDATED NET INCOME (LOSS)	87	(6,095)	(14,531)	(14,082)
Net income (loss) attributable to noncontrolling interests	(15)	145	(11)	545

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$102	$(6,240)	$(14,520)	$(14,627)

Basic and diluted loss per share attributable to Ciber, Inc.:
Continuing operations	$0.02	$(0.08)	$(0.10)	$(0.06)
Discontinued operations	(0.02)	—	(0.09)	(0.14)
Basic and diluted loss per share attributable to Ciber, Inc.	$—	$(0.08)	$(0.19)	$(0.2)

Weighted average shares outstanding:
Basic	75,552	73,639	74,846	73,166
Diluted	75,993	73,639	74,846	73,166

Ciber, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$44,483	$58,849
Accounts receivable, net of allowances of $2,335 and $1,752, respectively	189,382	200,257
Prepaid expenses and other current assets	22,794	24,054
Total current assets	256,659	283,160

Property and equipment, net of accumulated depreciation of $48,500 and $47,859, respectively	12,923	13,683
Goodwill	281,714	276,599
Other assets	6,522	7,029

TOTAL ASSETS	$557,818	$580,471

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$53	$6,337
Accounts payable	34,223	30,775
Accrued compensation and related liabilities	69,622	68,900
Deferred revenue	20,989	21,872
Income taxes payable	1,654	4,331
Other accrued expenses and liabilities	44,190	45,477
Total current liabilities	170,731	177,692

Long-term debt	—	19,790
Deferred income taxes	23,910	21,848
Other long-term liabilities	10,119	2,188
Total liabilities	204,760	221,518

Commitments and contingencies

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 75,822 and 74,487 shares issued, respectively	758	745
Treasury stock, at cost, 37 and 708 shares, respectively	(150)	(4,057)
Additional paid-in capital	343,944	337,639
Retained earnings	4,887	24,032
Accumulated other comprehensive income	3,096	208
Total Ciber, Inc. shareholders' equity	352,535	358,567
Noncontrolling interests	523	386
Total equity	353,058	358,953

TOTAL LIABILITIES AND EQUITY	$557,818	$580,471

Ciber, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(14,531)	$(14,082)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Loss from discontinued operations	6,924	10,009
Depreciation	5,797	7,366
Amortization of intangible assets	—	644
Deferred income tax expense	2,706	4,892
Provision for doubtful receivables	1,813	825
Share-based compensation expense	11,746	7,282
Amortization of debt costs	798	2,615
Other, net	470	667
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,401	(13,529)
Other current and long-term assets	1,337	(1,708)
Accounts payable	3,786	(4,240)
Accrued compensation and related liabilities	845	7,352
Other current and long-term liabilities	5,868	(6,004)
Income taxes payable/refundable	(4,745)	(936)
Cash provided by operating activities — continuing operations	25,215	1,153
Cash used in operating activities — discontinued operations	(1,273)	(2,830)
Cash provided by (used in) operating activities	23,942	(1,677)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(5,213)	(3,243)
Cash used in investing activities — continuing operations	(5,213)	(3,243)
Cash provided by (used in) investing activities — discontinued operations	(313)	37,754
Cash provided by (used in) investing activities	(5,526)	34,511

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	302,135	337,475
Payments on long-term debt	(328,354)	(377,617)
Employee stock purchases and options exercised	2,449	1,263
Purchase of shares for employee tax withholdings	(1,840)	—
Credit facility fees paid	—	(3,389)
Payment of initial fair value of acquisition-related contingent consideration	(3,428)	—
Purchase of noncontrolling interests	(800)	—
Other, net	(95)	(688)
Cash used in financing activities — continuing operations	(29,933)	(42,956)
Effect of foreign exchange rate changes on cash and cash equivalents	(2,849)	3,404
Net decrease in cash and cash equivalents	(14,366)	(6,718)
Cash and cash equivalents, beginning of period	58,849	65,567
Cash and cash equivalents, end of period	$44,483	$58,849

Ciber, Inc.
SUMMARY SEGMENT DATA
(Dollars in thousands)
(Unaudited)

Summary Segment Analysis

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	Change	2013	2012	Change
Revenues:
International	$118,935	$112,453	6%	$456,424	$434,193	5%
North America	104,547	107,513	(3)%	423,340	432,832	(2)%
Other	782	800	(2)%	3,357	3,109	8%
Total segment revenues	224,264	220,766	2%	883,121	870,134	1%
Inter-segment	(1,964)	(1,229)	n/m	(5,828)	(4,537)	n/m
Total revenues	$222,300	$219,537	1%	$877,293	$865,597	1%

Operating income (loss) from continuing operations:
International	$7,862	$6,447	22%	$23,390	$23,245	1%
North America	8,407	7,726	9%	33,511	30,169	11%
Other	153	120	28%	315	446	(29)%
Total segment operating income	16,422	14,293	15%	57,216	53,860	6%
Corporate expenses	(10,285)	(9,523)	(8)%	(39,774)	(32,005)	(24)%
Unallocated results of discontinued operations	—	—	n/m	—	(562)	n/m
Earnings before interest, taxes, amortization and restructuring	6,137	4,770	29%	17,442	21,293	(18)%
Amortization of intangible assets	—	(162)	100%	—	(644)	100%
Restructuring charges	(1,970)	(7,981)	75%	(16,923)	(7,981)	(112)%
Total operating income (loss) from continuing operations	$4,167	$(3,373)	224%	$519	$12,668	(96)%
_____________
n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income
(excluding Inter-segment, corporate expenses, goodwill impairment, amortization and restructuring)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
International	53%	51%	52%	50%
North America	47%	49%	48%	50%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	48%	45%	41%	43%
North America	51%	54%	59%	56%
Other	1%	1%	—%	1%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins
(excluding corporate expenses, goodwill impairment, amortization and restructuring)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating margin:
International	7%	6%	5%	5%
North America	8%	7%	8%	7%
Other	20%	15%	9%	14%
Total segment operating margin	7%	7%	7%	6%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended December 31, 2013
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	(0.1)%	1.4%	1.3%

International	3.1%	2.7%	5.8%

	Sequential Three Months Ended December 31, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	1.9%	1.5%	3.4%

International	4.4%	2.9%	7.3%

	Year Ended December 31, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	0.4%	1.0%	1.4%

International	3.2%	1.9%	5.1%

Adjusted Results of Operations

	Three Months Ended December 31, 2013		Year Ended December 31, 2013		Three Months Ended December 31, 2012	Year ended December 31, 2012	Three Months Ended September 30, 2013
	In millions	Margin	In millions	Margin	Margin	Margin	Margin
Operating income (loss), as reported	$4.2	1.9%	$0.5	0.1%	(1.5)%	1.5%	(6.3)%
Restructuring charges	2.0	0.9%	16.9	1.9%	3.7%	1.0%	6.5%
Operating income before restructuring charges (1)	$6.1	2.8%	$17.4	2.0%	2.2%	2.5%	0.2%
__________________________________
(1) may not foot due to rounding

	Three Months Ended December 31, 2013		Year Ended December 31, 2013		Three Months Ended September 30, 2013		Three Months Ended December 31, 2012		Year Ended December 31, 2012
	In millions	Per Share	In millions	Per Share	In millions	Per Share	In millions	Per Share	Per Share
Net income (loss) from continuing operations, as reported	$1.5	$0.02	$(7.6)	$(0.10)	$(13.5)	$(0.18)	$(6.0)	$(0.08)	$(0.06)
Restructuring charges	2.0	0.03	16.9	0.23	14.0	0.19	8.0	0.11	0.11
Tax impact of restructuring charges	(0.5)	(0.01)	(2.4)	(0.03)	(1.7)	(0.02)	(1.3)	(0.02)	(0.02)
Non-GAAP net income (loss)from continuing operations (1)	$3.0	$0.04	$6.9	$0.09	$(1.2)	$(0.02)	$0.7	$0.01	$0.04
__________________________________
(1) may not foot due to rounding

Year Ended December 31, 2013
In millions
GAAP SG&A expenses	$205.6
CFO transition costs	(2.5)
SG&A expenses excluding CFO transition costs	$203.1